MoneyGram International Appoints James E. Shields
Executive Vice President and Chief Financial Officer

MINNEAPOLIS, July 12, 2010 — MoneyGram International (NYSE:MGI), a global leader in the payment services industry, today announced that it has named James E. Shields executive vice president and chief financial officer of the corporation, effective July 13, 2010.

“I’m so pleased that Jim is joining the MoneyGram team. He brings extensive experience taking companies public and leading them through financial and operational restructurings,” said MoneyGram chairman and chief executive officer Pamela H. Patsley. “He brings strategic business leadership and a global perspective gained from his years of experience leading finance functions at some of the world’s most successful and regulated brand-name companies such as Celanese, Coopers and Lybrand, Qwest and Royal Caribbean.”

Shields brings to MoneyGram more than a decade of executive leadership experience in corporate finance. He was most recently senior vice president finance and treasurer for Royal Caribbean Cruise Lines. Previously, he was vice president and treasurer of Celanese Corporation, a $6 billion chemical company with worldwide operations. Prior to that, Shields was vice president and chief financial officer for consumer markets at Qwest Communications International, where he was part of the new senior management team that restructured the company’s balance sheets and restored company’s financial, accounting and operational integrity.

Shields earned a Master of Business Administration from Fuqua School of Business at Duke University in North Carolina and a Bachelor of Science degree in Economics from The Wharton School, University of Pennsylvania.

“I’m confident that Jim will make immediate and important contributions in helping the senior management team position MoneyGram for long-term future growth,” said Patsley.

About MoneyGram International

MoneyGram International offers more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 200,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Media Contacts:

Lori O’Briant
214.999.7509
LO’Briant@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com